Exhibit 99.1

October 12, 2023

Liberty TripAdvisor Holdings, Inc. Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) will be holding its annual Investor Meeting on Thursday, November 9, 2023, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media will begin at approximately 9:00am E.T. and the presentation for Liberty TripAdvisor is estimated to begin at approximately 1:00pm E.T. During its annual Investor Meeting, observations may be made regarding Liberty TripAdvisor’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty TripAdvisor website and at https://timesevents.nytimes.com/2023libertymediainvestormeeting.

A Q&A session will be hosted after the presentations. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 3, 2023.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertytripadvisorholdings.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media & Atlanta Braves Holdings, Inc.
◾	Formula 1
◾	Atlanta Braves
◾	Sirius XM Holdings Inc.
◾	Live Nation Entertainment, Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Liberty TripAdvisor
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session Beginning 2:00pm E.T.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Shane Kleinstein, 720-875-5432

Source: Liberty TripAdvisor Holdings, Inc.